N E W S   R E L E A S E
Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com
Date: August 29, 2006
Nalco Guidance Reaffirmed; Investor Day Webcast Today

(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) reaffirmed its full-year guidance in advance of Investor Day presentations today at its Naperville headquarters. A Webcast of the presentations will be available through the investor portion of the company’s Web site at www.nalco.com beginning at 11 a.m. EDT.

“We remain committed to our 2006 targets of 12 percent growth in Adjusted EBITDA, Free Cash Flow of $170 million, earnings per share of 67 cents less the impacts of business process optimization charges, and revenue growth of 7 percent, of which more than half is expected to come from price,” said Dr. William H. Joyce, Chairman and Chief Executive Officer. “As expected, we had a good July that further supports our forecast.”

Presentations will include: business and financial overviews, reviews of Nalco’s three primary segments, a focus on Nalco’s Asia/Pacific business, a progress report on developing Nalco’s small-customer alternate channel model, and an update on the company’s productivity improvement initiatives. Presentations are expected to conclude at 5 p.m. EDT.

About Nalco

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 70,000 customer locations representing a broad range of end markets. It has established a global presence with more than 10,000 employees operating in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2005, Nalco achieved sales of more than $3.3 billion.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.